                                                                    EXHIBIT 99.2



PART I.  FINANCIAL INFORMATION

                              VORNADO REALTY TRUST

                           CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                       MARCH 31,       DECEMBER 31,
                                                         1997              1996
                                                       ---------        ---------
 ASSETS:

 Real estate, at cost:
     Land                                              $  61,278        $  61,278
     Buildings and improvements                          327,677          327,485
     Leasehold improvements and equipment                  8,708            8,535
                                                       ---------        ---------
          Total                                          397,663          397,298
     Less accumulated depreciation and
       amortization                                     (154,016)        (151,049)
                                                       ---------        ---------
     Real estate, net                                    243,647          246,249


 Cash and cash equivalents, including U.S.
     government obligations under repurchase
     agreements of $15,812 and $17,036                    92,427           89,696
 Marketable securities                                    28,389           27,549
 Investment in and advances to Alexander's, Inc.         109,884          107,628
 Investment in and advances to Vornado
     Management Corp.                                      5,215            5,193
 Due from officers                                         8,623            8,634
 Accounts receivable, net of allowance for
     doubtful accounts of $641 and $575                    9,861            9,786
 Officer's deferred compensation expense                  16,668           22,917
 Mortgage note receivable                                 16,918           17,000
 Receivable arising from the
     straight-lining of rents                             17,721           17,052
 Other assets                                             12,132           13,500
                                                       ---------        ---------




 TOTAL ASSETS                                          $ 561,485        $ 565,204
                                                       =========        =========

                                                       MARCH 31,       DECEMBER 31,
                                                         1997             1996
                                                       ---------        ---------
LIABILITIES AND SHAREHOLDERS' EQUITY:

Notes and mortgages payable                            $ 232,197        $ 232,387
Due for U.S. treasury obligations                          9,778            9,636
Accounts payable and accrued expenses                      9,942            9,905
Deferred leasing fee income                               11,575            8,373
Officer's deferred compensation payable                   25,000           25,000
Other liabilities                                          3,731            3,646
                                                       ---------        ---------
         Total liabilities                               292,223          288,947
                                                       ---------        ---------

Commitments and contingencies
Shareholders' equity:
 Preferred shares of beneficial interest:
  no par value per share;
  authorized, 1,000,000 shares;
  issued, none
 Common shares of beneficial interest:
   $.04 par value per share;
   authorized, 50,000,000 shares;
   issued, 26,547,680
   shares in each period                                   1,044            1,044
 Additional capital                                      358,874          358,874
 Accumulated deficit                                     (84,575)         (77,574)
                                                       ---------        ---------
                                                         275,343          282,344
 Unrealized loss on securities
   available for sale                                     (1,023)            (998)
 Due from officers for purchase of common
   shares of beneficial interest                          (5,058)          (5,089)
                                                       ---------        ---------
         Total shareholders' equity                      269,262          276,257
                                                       ---------        ---------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                                 $ 561,485        $ 565,204
                                                       =========        =========

                See notes to consolidated financial statements.

                              VORNADO REALTY TRUST

                        CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands except share amounts)

                                                     FOR THE THREE MONTHS ENDED
                                                  --------------------------------
                                                    MARCH 31,           MARCH 31,
                                                      1997                1996
                                                  ------------        ------------
Revenues:
    Property rentals                              $     22,467        $     21,337
    Expense reimbursements                               6,210               6,881
    Other income (including fee income from
      related parties of $314 and $392)                    620                 392
                                                  ------------        ------------
Total revenues                                          29,297              28,610
                                                  ------------        ------------

Expenses:
    Operating                                            8,507               8,914
    Depreciation and amortization                        2,967               2,835
    General and administrative                           1,845               1,189
    Amortization of officer's deferred
       compensation expense                              6,249                  --
                                                  ------------        ------------
Total expenses                                          19,568              12,938
                                                  ------------        ------------

Operating income                                         9,729              15,672

Income/(loss) applicable to Alexander's:
    Equity in loss                                         (61)               (136)
    Depreciation                                          (150)               (157)
    Interest income on loan                              1,616               1,802
Income from investment in and advances
    to Vornado Management Corp.                            217               1,141
Interest income on mortgage
    note receivable                                        612                 594
Interest and dividend income                             1,518                 871
Interest and debt expense                               (4,078)             (4,223)
Net gain on marketable securities                          287                 358
                                                  ------------        ------------

NET INCOME                                        $      9,690        $     15,922
                                                  ============        ============

Net Income Per Share                              $        .36        $        .65
                                                  ============        ============


Weighted average number of common
  shares and common share equivalents
  outstanding during period                         26,549,698          24,464,478

Dividends per share                               $        .64        $        .61


                See notes to consolidated financial statements.

                              VORNADO REALTY TRUST

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

                                                                  FOR THE THREE MONTHS ENDED
                                                                  --------------------------
                                                                   MARCH 31,       MARCH 31,
                                                                     1997            1996
                                                                   --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                    $  9,690        $ 15,922
     Adjustments to reconcile net income to net
       cash provided by operations:
         Depreciation and amortization
          (including debt issuance costs)                             3,228           3,090
         Amortization of officer's deferred
          compensation expense                                        6,249              --
         Straight-lining of rental income                              (669)           (642)
         Equity in loss of Alexander's,
          including depreciation of $150 and $157                       211             293
         Net gain on marketable securities                             (287)           (358)
     Changes in assets and liabilities:
       Trading securities                                              (578)            831
       Accounts receivable                                              (75)         (1,761)
       Accounts payable and accrued expenses                             37             381
       Other                                                          1,947             446
                                                                   --------        --------
Net cash provided by operating activities                            19,753          18,202
                                                                   --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in mortgage note receivable                              82         (17,000)
     Additions to real estate                                          (365)         (1,501)
     Proceeds from sale or maturity of securities
       available for sale                                                --          41,192
                                                                   --------        --------
Net cash (used in) provided by investing activities                    (283)         22,691
                                                                   --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of borrowings on U.S. treasury obligations                --         (40,036)
     Proceeds from borrowings on U.S. treasury obligations              142          10,000
     Proceeds from revolving credit facility                             --          10,000
     Repayments on mortgages                                           (190)           (175)
     Dividends paid                                                 (16,691)        (14,813)
     Exercise of stock options                                           --             676
                                                                   --------        --------
Net cash used in financing activities                               (16,739)        (34,348)
                                                                   --------        --------

Net increase in cash and cash equivalents                             2,731           6,545
Cash and cash equivalents at beginning of period                     89,696          19,127
                                                                   --------        --------

Cash and cash equivalents at end of period                         $ 92,427        $ 25,672
                                                                   ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash payments for interest                                    $  3,817        $  3,968
                                                                   ========        ========

NON-CASH TRANSACTIONS:
     Unrealized (loss) gain on securities available for sale       $    (25)       $     24
                                                                   ========        ========


                See notes to consolidated financial statements.

                              VORNADO REALTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    CONSOLIDATED FINANCIAL STATEMENTS

      The consolidated balance sheet as of March 31, 1997, the consolidated statements of income for the three months ended March 31, 1997 and March 31, 1996 and the consolidated statements of changes in cash flows for the three months ended March 31, 1997 and March 31, 1996 are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 1996 Annual Report to Shareholders. The results of operations for the period ended March 31, 1997 are not necessarily indicative of the operating results for the full year.

2.    INVESTMENTS IN AND ADVANCES TO ALEXANDER'S (A RELATED PARTY):

      Below are summarized Statements of Operations of Alexander's:

                                              Three Months       Three Months
                                                 Ended              Ended
                                             March 31, 1997     March 31, 1996
                                             --------------     --------------
Statement of Operations:
  Revenues                                    $ 5,998,000        $ 4,684,000
  Expenses                                     (3,164,000)        (2,451,000)
                                              -----------        -----------
  Operating income                              2,834,000          2,233,000
  Interest and debt expense                    (3,294,000)        (3,317,000)
  Other income and interest income, net           252,000            622,000
                                              -----------        -----------
  Net loss from continuing operations         $  (208,000)       $  (462,000)
                                              ===========        ===========

Vornado's 29.3% equity in loss                $   (61,000)       $  (136,000)
                                              ===========        ===========

      The Company recognized leasing fee income under a leasing agreement (the "Leasing Agreement") with Alexander's of $171,000 and $110,000 for the three months ended March 31, 1997 and 1996. Subject to the payment of rents by Alexander's tenants, the Company is due $8,318,000 at March 31, 1997 under such agreement. In addition to the leasing fees received by the Company, Vornado Management Corp. receives management fees from Alexander's (see Note 3).

                              VORNADO REALTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    VORNADO MANAGEMENT CORP.

      The Company previously assigned its management and development agreement (the "Management Agreement") with Alexander's to Vornado Management Corp. ("VMC"), an affiliate. Below are summarized Statements of Operations of VMC:

                                    Three Months     Three Months
                                       Ended            Ended
                                   March 31, 1997   March 31, 1996
                                   --------------   --------------
Revenues:
   Management fees from
     Alexander's                     $ 937,000        $ 2,430,000

Expenses:
   General and administrative          703,000            563,000
   Interest, net                        75,000             69,000
                                     ---------        -----------

Income before income taxes             159,000          1,798,000
Income taxes                            65,000            735,000
                                     ---------        -----------
   Net income                           94,000          1,063,000
Preferred dividends to Vornado         (89,000)        (1,010,000)
                                     ---------        -----------
Net income available to
   common shareholders               $   5,000        $    53,000
                                     =========        ===========

      The fee income in the three months ended March 31, 1996, includes $1,343,000 of fees related to the substantial completion of the redevelopment of Alexander's Rego Park I property. In addition to the preferred dividends the Company received, it also earned interest income on its loan to VMC of $128,000 and $131,000 for the three months ended March 31, 1997 and 1996.


4.    OTHER RELATED PARTY TRANSACTIONS

      The Company currently manages and leases the real estate assets of Interstate Properties pursuant to a management agreement. Management fees earned by the Company pursuant to the management agreement were $193,000 and $331,000 for the three months ended March 31, 1997 and 1996.

                              VORNADO REALTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.    SUBSEQUENT EVENTS

         Mendik Transaction

      On April 15, 1997, the Company consummated the acquisition, through an operating partnership, of interests in all or a portion of seven Manhattan office buildings and certain management and leasing assets held by the Mendik Group (Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) and certain of its affiliates. Simultaneously with the closing of this transaction, and in connection therewith, the Company converted to an Umbrella Partnership REIT (UPREIT) by transferring (by contribution, merger or otherwise) all or substantially all of the interests in its properties and other assets to The Mendik Company, L.P., a Delaware limited partnership which has been renamed Vornado Realty L.P. (the "Operating Partnership"), of which the Company is the sole general partner. As a result of such conversion, the Company's activities will be conducted through the Operating Partnership.

      The consideration for the transaction was approximately $656,000,000, including $264,000,000 in cash, $177,000,000 in the limited partnership units of the Operating Partnership and $215,000,000 in indebtedness.

      The Company financed the cash portion of this transaction with the proceeds of a public offering completed on April 9, 1997, of 5,750,000 Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share. The preferred shares bear a coupon of 6-1/2% and are convertible into common shares at $72-3/4 per share. The offering, net of expenses, generated approximately $276,000,000.

      The unaudited proforma revenues for the Company were $53,200,000 for the three months ended March 31, 1997, assuming the Mendik transaction had occurred on January 1, 1997.

      In connection with the transaction, Bernard Mendik, the Chairman of the Board of Directors of Mendik Realty, has become Co-Chairman of the Board of Trustees and Chief Executive Officer of the Mendik Division of the Company. David Greenbaum has become President of the Mendik Division of the Company. Steven Roth continues as the Company's Chairman and Chief Executive Officer.

         Term Loan

      On April 15, 1997, the Company entered into a Credit Agreement with Union Bank of Switzerland pursuant to which the Company borrowed $400,000,000. The loan bears interest at the rate of LIBOR plus .625% (6.31% at April 15, 1997) and matures, assuming exercise of extension options, on April 14, 1998.

                              VORNADO REALTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    SUBSEQUENT EVENTS - CONTINUED


         Puerto Rico Transactions

      On April 18, 1997, the Company announced that it acquired The Montehiedra Town Center located in San Juan, Puerto Rico, from Kmart Corporation ("Kmart") for approximately $74,000,000, of which $63,000,000 is newly-issued ten year indebtedness. The Montehiedra shopping center, which opened in 1994, contains 525,000 square feet, including a 135,000 square foot Kmart store. In addition, the Company agreed to acquire Kmart's 50% interest in the Caguas Centrum Shopping Center, which is currently under construction, located in Caguas, Puerto Rico. This acquisition is expected to close in 1998.

         Purchase of a Mortgage

      On May 7, 1997, the Company acquired a mortgage loan from a bank secured by a mortgage on the office building located at 90 Park Avenue, New York, New York. The purchase price of the mortgage loan was approximately $185,000,000. The mortgage loan, which is in default, has a face value of $193,000,000.